Exhibit 99.2

Coinstar, Inc. 2012 First Quarter Earnings

April 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Coinstar, Inc. issued a press release today, April 26, 2012, announcing financial results for the 2012 first quarter. These prepared remarks provide additional information related to the company’s 2012 first quarter operating and financial results and 2012 second quarter and full year guidance.

Coinstar management will host a conference call today at 2 p.m. PDT to answer questions related to the company’s business performance, financial results and guidance.

The press release, the prepared remarks and the webcast of the call are available on the Investor Relations section of Coinstar’s website at www.coinstarinc.com.

Safe Harbor for Forward-Looking Statements

Certain statements in these prepared remarks are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Coinstar, Inc.’s anticipated growth and future operating results, including 2012 second quarter and 2012 full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, Inc. and Redbox, as well as from risks and uncertainties beyond Coinstar, Inc.’s control. Such risks and uncertainties include, but are not limited to,

•	competition from other digital entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into a new business,

•	our limited ability to direct the management or policies of the new joint venture with Verizon Communications,

•	failure to receive the expected benefits of the NCR relationship,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	noteholders electing to convert our convertible notes,

•	the effective management of our content library,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	the ability to achieve the strategic and financial objectives for our entry into or expansion of new businesses, the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Coinstar, Inc.’s expectations as of the date of these prepared remarks. Coinstar, Inc. undertakes no obligation to update the information provided herein.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 First Quarter Earnings

April 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Core and Non-Core Results

Beginning with the first quarter of 2012, we are providing financial results that distinguish our core activities, those associated with our primary operations, from non-core activities. Non-core activities are primarily non-recurring events.

Using Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results from continuing operations:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations; and

•	Free cash flow from continuing operations.

These measures are non-GAAP because they exclude certain amounts that are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies. We believe investors should consider our core results because they are more indicative of our ongoing performance and trends and are more consistent with how management evaluates our operational results and trends.

Additional information and definitions of the non-GAAP financial measures are included in Appendix A.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 First Quarter Earnings

April 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Coinstar delivers overall strong start to fiscal 2012

Our higher than expected performance in revenue and earnings in Q1 reflect outstanding performance in our Redbox business as well as strong operating performance across the company. In addition, we made significant progress on the initiatives announced during our conference call on February 6. We have been working diligently to operationalize the Redbox Verizon joint venture (JV), including making the initial capital contribution, and expect to launch the JV’s product offering during the second half of 2012. We are finalizing our acquisition of certain assets of NCR’s self-service entertainment DVD kiosk business and expect to close the transaction by the end of Q2. We are making progress with our expansion plans in Canada for the Coin business and the Redbox pilot. We made strategic investments in the self-service concepts being developed in our New Ventures segment and a further investment in ecoATM as we continued to focus on our future automated retail business.

In discussing financial results, the comparisons we make will be Q1 of 2012 versus Q1 of 2011, unless we state otherwise.

Coinstar, Inc. reported very strong results for Q1, including

•	34% growth in consolidated revenue to $568.2 million

•	150% growth in operating income to $78.3 million

•	86% growth in core adjusted EBITDA from continuing operations to $129.1 million

•	259% growth in diluted earnings per share from continuing operations to $1.65

•	Over 200% growth in core diluted EPS from continuing operations to $1.39

The results were driven by several factors including:

•	Consumer demand for movies and acceptance of the price increase at Redbox that delivered higher revenue and incremental core EPS;

•	Lower than expected card processing fees for Redbox resulting from a lower mix of regulated debit card transactions, a special rate extension for Q1 and the rollout of single billing during March;

•	Lower operating expenses due to timing as certain programs and new hires moved to later in the year;

•	Solid performance at our Coin line of business; and

•	Continued leverage of our field service teams.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 First Quarter Earnings

April 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

At the same time, there were several factors that partially offset the higher than expected performance including:

•	Higher share-based payments expense due to the stock price at the end of the quarter;

•	Increased revenue share due to higher revenue; and

•	Tax rate at 39.9% versus the expected 39% primarily due to higher state tax rates, a reduction in credits and first quarter discrete items.

In Q1, the company generated $16.9 million in free cash flow from continuing operations, which was down sequentially due to increases in working capital.

Other consolidated metrics for Q1 include:

•	Interest expense was $5.2 million, including $1.8 million of non-cash interest expense;

•	Total capital expenditures (capex) was $38.0 million that included

•	Redbox capex of approximately $19.7 million, including the installation of approximately 1,400 net new Redbox kiosks;

•	Coin capex of approximately $4.3 million for new kiosks and maintenance; and

•	Corporate capex of $14.0 million, including investments in our data centers and our ERP system, as well as additional investments in corporate infrastructure and facilities.

•	The effective tax rate for continuing operations was 39.9%.

Based on the performance of Coinstar stock during Q1, which traded above 130% of the conversion price of $40.29 for at least 10 of the last 20 days of the quarter, our Convertible Note became convertible for Q2. If Note holders elect to convert, we will be required to pay them the full face value of the Note in cash and deliver shares to cover any excess conversion value. Given that the Notes became convertible, they are now classified as a current liability on our balance sheet.

Redbox

In Q1, Redbox revenue grew 38.8% to $502.9 million, passing the half-billion dollar mark in a quarter for the first time. Redbox revenue reflects:

•	Total rentals of 196 million, a 19.4% increase;

•	Net revenue per rental of $2.56, a nearly 17% increase, driven by the price increase, mix of Blu-ray rentals and a higher average check for video game rentals;

•	The addition of 5,000 net new kiosks year over year; and

•	Same store sales growth of 28.1%.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 First Quarter Earnings

April 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

There were several factors behind the higher than expected revenue. The momentum we saw in January carried into February and we continued to see high rental activity despite the choppy release schedule in mid-February and parts of March. A number of titles were especially strong, including Moneyball, Puss and Boots and 50/50, which received awards attention, as well as In Time, Abduction and Mr. Popper’s Penguins. In fact, the top 17 rental days of all time occurred in Q1.

Going into Q1, we only had two months of experience with the price increase and built our expectations accordingly, also taking into account weaker product in Q1 versus Q4 2011. However, we saw clear signs that consumer acceptance of that price increase drove much of the revenue over-performance during the quarter. We have revised our view and consider the pattern we saw in Q1 to be closer to the norm; however, we still consider seasonality and the new release schedule in setting our expectations for performance.

A third factor behind revenue was the solid performance of Blu-ray content, which generated 8.7% of revenue. The increase in Blu-ray was due to a number of factors including movies being released in the quarter that lend themselves to Blu-ray rental. We continued to refine our purchasing model to better align purchases with expected demand enabling better availability of Blu-ray content in the kiosks. We’ve been very pleased with the performance of Blu-ray over the last four quarters and consider it to be important content that attracts consumers and believe it will be a profitable growth driver. We will continue to align our purchases of Blu-ray with content, seasonality and overall acceptance of Blu-ray and expect full year percentage of revenue to be in the range of 8% to 9%.

Video games performed as we anticipated, representing approximately 5% of Redbox revenue. Q1, which is typically slower for game publishers, included 15 new releases under the various formats (PS3, Wii and XBOX 360) compared with 21 in Q4 2011. The impact of fewer video game rentals was partially offset by a higher average check, with the holding period slightly more than three nights on average.

In addition, we continued to refine our video game purchasing and allocation methodologies, which included a lower percentage of video game content in the kiosks. As a result, we improved overall margins on video games. The percentage of games in the kiosk may now fluctuate more as we continue to focus on the strongest titles and the best rental platform for each specific title.

During Q1, we successfully extended our contract with Universal through August 2014, ensuring direct supply of Universal Blu-ray Disc and DVD titles at Redbox kiosks 28 days after release. At the end of January our contract with Warner Brothers ended and in February we began procuring product through alternative means. While this content has a higher cost per unit, DVDs procured through workaround typically generate a higher margin percent when compared with our direct studio licensing arrangements

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 First Quarter Earnings

April 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio as our rentals of this content are spread over a lower number of units. We are extremely pleased with our ability to provide consumers with DVDs from Warner Brothers earlier than previously available under our prior contract.

Redbox Q1 operating results include segment operating income of $108.8 million and operating margin of 21.6%. On a sequential basis, operating margin increased 4.4 percentage points, driven by higher than expected revenue, including incremental turns on strong titles; continued purchasing enhancements; lower interchange costs; continued field operation improvements; and cost savings related to hiring and projects that have been moved to subsequent quarters.

Gross margin, a key component of operating margin, increased approximately 2 percentage points sequentially to 56.9%. The primary driver was higher rentals, which added 1.8 percentage points to our product margin in Q1. The increase in our share price at the end of the quarter resulted in increased share-based payments expense, which partially offset the gains in product margin.

Card processing fees were lower than expected due to three factors: a lower mix of regulated debit card transactions; a special rate extension for Q1; and the rollout of single billing during March. Collectively they added between $0.12 and $0.14 to core diluted EPS from continuing operations above our expectations.

We had one of the strongest quarters ever for new customer acquisition. Our share of the physical units rented was up 7 percentage points on a unit basis over last year to solidify our lead at 38.5%. Our kiosk footprint generates more than 1 billion impressions monthly, bringing movies and games to millions of consumers nationwide. With more than 30 million unique customers each month, we are where entertainment lovers turn for movie night.

We continue to engage consumers through various social media and online channels to provide compelling offers and enhance the consumer experience. Unique visitors to our website averaged 11.3 million a month in Q1 and rentals reserved online made up an increasing percentage of total rentals. We continued to add SMS subscribers to reach well over 3.3 million text club members at the end of the quarter. Weekly and targeted emails to consumers are an important communications tool. Our email list continues to grow quarterly and nearly reached 40 million in Q1, a 49% increase over last year. Our Facebook Fan base is growing rapidly and currently tops 4.5 million fans. In addition to being a powerful engagement and customer service tool, we use the channel to activate revenue-driving social promotions. In Q1 downloads of our iPhone and Droid apps each exceeded one million, and we launched a Kindle app, which reached more than 200,000 downloads by the end of the quarter.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 First Quarter Earnings

April 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

With our expanding kiosk network, we continue to be bullish about the prospects for Redbox. Several third party sources project consumer spending on physical rentals between $5.5 billion and $6 billion in 2012, with kiosk rentals growing as other categories shrink. While there were some one-time events that drove some customers away from the market last year, the near and medium term trends indicate the market for physical rentals will still be somewhere between relatively flat and a small annual decline of 1% to 2% from today. The opportunity continues to be large and attractive and Redbox is well positioned as it leads in physical units rented. We believe that there is ample legroom for Redbox to continue growing by taking market share.

In addition, our Redbox Verizon joint venture enhances our core business and, at the same time, provides a platform that allows us to evolve as our consumers’ preferences for consuming entertainment evolve and change.

Also, our team has completed the majority of the groundwork for Redbox Canada’s pilot phase. We expect to begin installation of kiosks in Q2.

Coin

In Q1, Coin revenue grew 5.6% year over year to $64.8 million. The primary factors were an increase in installed kiosks, transactions and average transaction size. Transactions increased 5.3% to over 17.7 million and the average transaction size increased $0.20 to $38.00, both contributing to same store sales growth of 1.6%. Continued strengthening of our coin-to-prepaid product transactions, which are typically larger than voucher transactions, was the primary driver for the increase in transaction size. The volume of coins processed in Q1 was approximately $673 million.

Our total number of Coin kiosks is up 7.4% year over year. We did not have any net additions to the 20,200 kiosks in place at the end of Q4 as we installed kiosks at essentially the same pace that we removed kiosks in the quarter. Our expansion in Canada with Safeway continued in the quarter with installations completed at 40 locations; we expect an additional 125 Canadian installations in Q2.

Coin segment operating income was $19.3 million, down 6.3% compared with 2011. Direct operating expenses increased as a percentage of revenue and were up 3.1%, primarily due to higher revenue share rates with certain retail partners as a result of long-term contract renewals during 2011 and increased corporate allocations due to technology investments, legal fees and support expenses. As the Coin line of business moves toward installing real time connectivity across the network to support the current business and to prepare for future products, telecommunications expenses were higher. As a result segment operating margin was down 3.8 percentage points to 29.8%.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 First Quarter Earnings

April 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Coin continued to focus on raising awareness of its no fee products to increase its appeal to fee-avoiding consumers and to grow market share. The No Fee Bliss campaign delivered over 45 million impressions. Advertising and marketing expenses overall increased in the quarter as we expanded messaging to consumers across numerous channels employing traditional mediums such as in-store, TV and print advertising, as well as newer channels including social media, blogs and SEM. More than 17,000 Coin kiosks now offer stored value products.

Meanwhile retail card programs are moving forward, with a rollout in process with Ahold, while Harris Teeter signed an agreement, and Wal-Mart and Safeway have agreed to a pilot.

Coin continues to target and drive consumer engagement and is seeing growth in all measures. Our internal email list has grown to 3.2 million and we had more than 86,000 MyCoinstar accounts at the end of Q1.

We are excited about a special offer in recognition of Earth Day that is currently running through April 30. Consumers who donate $5 or more to the World Wildlife Fund at a Coinstar kiosk will earn a free 1-day DVD rental from Redbox. This is the first cross-promotion we have done between the two lines of business.

New Ventures

Our New Ventures segment generated $411,000 in revenue and reported a segment operating loss of $5.6 million.

We increased our investment in R&D substantially, driving forward with the design, engineering and building out of test kiosks. We also continued to invest in headcount and marketing to support our concepts.

We expect to roll out a concept or two late this year and plan to have up to 650 kiosks in the market by the end of the year, with the majority of these our Coffee kiosks.

In addition to those businesses, we expect to strategically invest in other automated retail concepts that meet our requirements and show the most promise toward future success. During Q1, we continued to

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 First Quarter Earnings

April 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio invest in ecoATM, a company that operates automated self-service kiosks that evaluate and buy-back used electronics directly from consumers. We invested an additional $10.0 million in this business as we think it exhibits all the key features of a successful automated retail concept.

Additional 2012 Initiatives

When we discussed our Q4 results, we outlined our plans to build on our success and leverage our solid financial position by investing in our business through key initiatives that support our long-term growth.

VERIZON

Our Redbox Verizon joint venture (JV) is progressing well and tracking towards product availability in the second half of 2012. Combining the convenience, simplicity and value of Redbox with on-demand streaming and download capabilities from Verizon, our offering will be a compelling option for consumers nationally. We expect to have more news to share in the coming weeks.

NCR

We are making progress with our acquisition of certain assets of NCR Corporation’s self-service entertainment DVD kiosk business. The Hart-Scott-Rodino Antitrust Improvement Act (HSR) review has passed the 30-day time period without objection and is complete. We are looking forward to closing the transaction by the end of the second quarter of 2012. Once the deal closes, we will be in a position to provide an update on our plans for the NCR kiosks and the retailer contracts that we are acquiring.

2012 Guidance

There are a number of factors influencing our outlook for 2012 Q2 and full year.

In considering guidance, we evaluate the upcoming new release content, with the strength of titles and the release schedule continuing to be key factors impacting our revenue performance. However, as we have said and first quarter performance demonstrates, box office is not a perfect indicator of title rental performance.

In Q2 there are expected to be 35 titles with a box office greater than or equal to $5 million, including twice as many workaround titles relative to Q1. These titles, with an estimated total box office of $2.2 billion, break down as follows: 11 in April, 12 in May and 12 in June, with box offices of approximately $817 million, $592 million and $812 million, respectively. Based on this schedule, there are 5 titles with box offices over $100 million, with only 1 of those over $200 million. As it relates to workaround titles, we expect revenue and margin dollars to be lower; however margin percentage will be stronger.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 First Quarter Earnings

April 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

In terms of number of titles, the release schedule for Redbox kiosks is choppy. Of the 7 weeks from the end of April through the beginning of June, there are 5 weeks with just 1 or 2 titles and no titles are scheduled for release in the first week of June.

As we move into Q2, we typically see lower seasonality in April and May relative to Q1 with rental demand beginning to build in June as the summer begins and school lets out.

While we have more visibility on the third and fourth quarters, the new release schedule is not complete since many theatrical releases have not been scheduled for DVD release and there are still a number of movies yet to be released in theatres.

An additional factor behind revenue projections for Q2 is video game rentals. There are 9 new video games scheduled for release in the quarter, down from 15 in Q1 – 3 in April, 2 in May and 2 in June. Video games are expected to represent approximately 2.5% to 3% of product mix and account for approximately 3% of Redbox revenue in Q2.

The better customer acceptance of the price increase that we saw in Q1 is the primary driver of the increase in our full year guidance. We also have taken into consideration our expectations for seasonality and the new release schedule.

In terms of interchange fees, we have included the maximum rate in our guidance for Q2 and 2012, which we are currently paying. With single billing in effect, interchange at the maximum rate has less of an impact than it would have had if in effect in the past two quarters.

Our guidance for the 2012 second quarter and full year does not reflect the acquisition of certain assets of NCR’s self-service entertainment DVD kiosk business, since the transaction has not closed.

Depreciation was $40.1 million in Q1. We expect this to continue to grow as we install new kiosks and capitalize software and infrastructure projects.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 First Quarter Earnings

April 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

For 2012 full year guidance, we expect:

•	Consolidated revenue between $2.155 billion and $2.280 billion, including

•	Redbox revenue between $1.850 billion and $1.960 billion

•	Coin revenue between $300 million and $310 million

•	New Ventures revenue between $5 million and $10 million

•	Core adjusted EBITDA from continuing operations of $465.0 million to $495.0 million

•	Core EPS from continuing operations between $4.40 and $4.80 on a fully diluted basis. This is based on a weighted average share count between 32.6 million and 33.6 million

•	Capex of $255 million to $275 million, including

•	For Redbox

•	Capex of $133 million to $141 million for 4,000 to 6,000 net new Redbox kiosks

•	Maintenance capex of $7 million to $9 million

•	For Coin

•	Capex of $19 million to $22 million for 50 to 150 net new kiosks primarily for Coin’s Safeway installations in Canada

•	Maintenance capex of $6 million to $8 million

•	Corporate / Other

•	Capex of $90 million to $95 million for facilities, computer hardware and software, and a rollout of up to 650 New Ventures kiosks in the second half of the year

•	Free cash flow from continuing operations of $130 million to $155 million

•	Estimated effective tax rate of 40.0%

Non-core adjustments net of tax for the full year 2012 include:

•	Advisor fees of approximately $2.5 million to $3.0 million

•	One-time gain of approximately $12 million related to the license of the Redbox trademark to the JV

•	Our share of the start-up losses of the JV of approximately $19 million

We expect comps for our Redbox business to continue in double digits for the next two quarters, as year over year comparisons reflect the price increase we implemented on October 31, 2011. Our Coin business should continue in the low single digits.

For Q2 of 2012 we expect:

•	Consolidated revenue between $525 million and $550 million

•	Core adjusted EBITDA from continuing operations between $114 million and $124 million

•	Core EPS from continuing operations between $1.09 and $1.24 on a fully diluted basis

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 First Quarter Earnings

April 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Non-core adjustments net of tax for Q2 include:

•	Our share of the start-up losses of the JV of approximately $3 million to $6 million

Summary

We are pleased with the results of the first quarter and are focused on continuing to drive execution around our three key areas; delighting consumers, expanding our relationships with retail partners and growing profitably. We are also driving the operationalization of our joint venture with Verizon and looking forward to the close of our acquisition of the DVD kiosk business of NCR. We are also pleased with the progress in our new venture businesses and will continue to invest in this segment in order to bring a concept to market in 2012.

In 2012, we will continue to drive strong growth in revenue and profitability all while investing in our businesses and strategic opportunities and generating free cash flow.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 First Quarter Earnings

April 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

APPENDIX A

Use of Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

Non-GAAP Financial Measures

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share from continuing operations; and

•	Free cash flow from continuing operations.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies. We believe investors should consider our core results because they are more indicative of our ongoing performance and trends and are more consistent with how management evaluates our operational results and trends.

Core Adjusted EBITDA from Continuing Operations

Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and non-core adjustments, including i) deal fees primarily related to the acquisition of certain assets of NCR’s self-service entertainment DVD kiosk business, ii) loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control, and iii) a gain on the grant of a license to use certain Redbox trademarks to our joint venture with Verizon Communications (the “Joint Venture”).

A reconciliation of core adjusted EBITDA from continuing operations to income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended March 31,
Dollars in thousands	2012	2011
Income from continuing operations	$53,696	$14,842
Depreciation, amortization and other	40,791	34,644
Interest expense, net	4,114	7,306
Income taxes	35,672	9,261
Share-based payments expense(1)	8,792	3,040

Adjusted EBITDA from continuing operations	143,065	69,093
Non-core adjustments:
Deal fees	1,203	168
Loss from equity method investments	4,341	150
Gain on formation of the Joint Venture	(19,500)	—

Core Adjusted EBITDA from continuing operations	$129,109	$69,411

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 First Quarter Earnings

April 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Core Diluted EPS from Continuing Operations

Our non-GAAP financial measure core diluted EPS from continuing operations is defined as diluted earnings per share from continuing operations excluding non-core adjustments, net of applicable taxes, which include i) deal fees primarily related to the acquisition of certain assets of NCR’s self-service entertainment DVD kiosk business, ii) loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control, and iii) a gain on the grant of a license to use certain Redbox trademarks to the Joint Venture.

A reconciliation of core diluted EPS from continuing operations to diluted EPS from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended March 31,
	2012	2011
Diluted EPS from continuing operations	$1.65	$0.46
Non-core adjustments, net of tax:(1)
Deal fees	0.02	—
Loss from equity method investments	0.08	—
Gain on formation of the Joint Venture	(0.36)	—

Core diluted EPS from continuing operations	$1.39	$0.46

(1)	Non-core adjustments are presented after-tax using an estimated tax rate of 40.0%.

Free Cash Flow from Continuing Operations

Our non-GAAP financial measure, free cash flow from continuing operations is defined as net cash provided by operating activities from continuing operations after capital expenditures. We believe free cash flow from continuing operations is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our common stock. The table below provides a reconciliation of net cash flows from operating activities from continuing operations, the most comparable GAAP financial measure, to free cash flow from continuing operations:

	Three Months Ended March 31,
Dollars in thousands	2012	2011
Net cash provided by operating activities	$54,918	$59,995
Purchase of property and equipment	(38,007)	(38,472)

Free cash flow from continuing operations	$16,911	$21,523

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.